UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 18, 2005

Solomon Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-50532	52-1812208
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1400 L & R Industrial Boulevard
Tarpon Springs, Florida 34689
(Address of principal executive offices, zip code)

Registrant's telephone number, including area code: (727) 934-8778

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Forward-Looking Statements:
Some of the statements in this report are forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements about our plans, objectives, expectations, intentions and assumptions that are not statements of historical fact. You can identify these statements by the following words:

- "may"
- "will"
- "should"
- "estimates"
- "plans"
- "expects"
- "believes"
- "intends"

and similar expressions. We cannot guarantee our future results, performance or achievements. Our actual results and the timing of corporate events may differ significantly from the expectations discussed in the forward-looking statements. You are cautioned not to place undue reliance on any forward-looking statements. Potential risks and uncertainties that could affect our future operating results include, but are not limited to, the risks identified and discussed from time to time in our filings with the Securities and Exchange Commission.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(a) On March 18, 2005, David E. Tether resigned as a director of Solomon Technologies, Inc. (the “Company”). Mr. Tether did not hold any positions on any committee of the board.

The Company believes that Mr. Tether resigned in part because of a disagreement with the Company regarding the Company’s business operations, policies or practices. Mr. Tether apparently disagreed with the general direction of the Company and various actions taken by management of the Company, including decisions pertaining to customer and shareholder relations and corporate expenditures.

A copy of the resignation letter furnished to the Company by Mr. Tether and a copy of the letter furnished to Mr. Tether by the Company in response to the resignation letter are filed as exhibits to this Report.

(b) On March 18, 2005, David Lindahl resigned as a director of the Company. Mr. Lindahl resigned for personal reasons and not as the result of any disagreements with the Company on any matter relating to its operations, policies or practices.

Item 9.01. Financial Statements and Exhibits

(a) Not applicable
(b) Not applicable
(c) Exhibits
17.1	Resignation letter of David E. Tether.
17.2	Response letter of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLOMON TECHNOLOGIES, INC. (Registrant)

Dated: March 23, 2005	By:	/s/ Peter W. DeVecchis, Jr.
Peter W. DeVecchis, Jr
President (Principal Executive Officer)